Exhibit 99.1

CompoSecure Reports Record Second Quarter 2024 Financial Results; Narrows 2024 Full Year Guidance to High End of Range

Q2 Net Sales up 10% to $108.6 million; Q2 Net Income up 3% to $33.6 million; Q2 Adj. EBITDA up 8% to $40.0 million

Narrows fiscal 2024 guidance; now anticipates Net Sales between $418-$428 million and Adjusted EBITDA between $150-$157 million

David Cote, former CEO of Honeywell and current executive chairman of Vertiv, to become executive chairman of CompoSecure following the acquisition of a majority interest in the Company by the David Cote Family; Expected to simplify corporate structure and unlock shareholder value

SOMERSET, N.J., August 7, 2024 -- CompoSecure, Inc. (Nasdaq: CMPO), a leader in metal payment cards, security, and authentication solutions, today announced its operating results for the second quarter ended June 30, 2024.

“I am pleased to report another record quarter of Net Sales and Adjusted EBITDA, driven by continued growth in our domestic business and strong international demand from the launch of new programs,” said Jon Wilk, President and CEO of CompoSecure. We continue to support our customer’s ability to offer highly attractive premium card programs such as the limited edition Amex White Gold Card and the first Wells Fargo and Expedia co-branded metal card, as well as driving growth with innovative products through our Echo Mirror Card and LED card.

“I am also excited to announce an expansion of our strategic partnership with Fiserv to include the marketing and reselling of Arculus Authenticate. Building on our already successful metal payment card collaboration, this partnership will enhance the ability to bring FIDO 2 secure authentication capabilities to Fiserv’s extensive customer base of financial institutions and fintechs.”

As just announced in a separate press release, the David Cote Family is investing $372 million through Resolute and Dave Cote will become the executive chairman of the board of directors of CompoSecure upon closing of the transaction. Resolute will become the majority shareholder of the Company and will focus on deploying operational and M&A best practices to drive long-term value creation for all shareholders. Importantly, the transaction will remove the dual-share structure, delivering higher retained annual cash flow and better alignment of all shareholders with the elimination of the tax distributions related to the Class B units.

Mr. Wilk continued, “I am thrilled to have David Cote serve as Executive Chairman of the Board of Directors. David’s career and track record is unparalleled, setting the standard for how organizations can simultaneously drive both short and long-term performance to realize their full potential. We believe his experience steering global public companies, such as Honeywell and Vertiv, will be invaluable to CompoSecure as we enter a new phase of growth and value creation for shareholders, employees, and customers.”

Wilk added, “Today, we have also amended our credit facility with lower rates, an upsized revolving line of credit, a longer term and more flexible covenants. This reflects the confidence our lenders have in our business and provides capacity for continued growth and to retire our exchangeable notes maturing in December 2026.”

Financial Highlights (Q2 2024 vs. Q2 2023 )

•	Net Sales: Net Sales increased 10% to $108.6 million compared to $98.5 million. The increase was primarily driven by continued domestic growth and improved international demand.

•	Gross Profit: Gross Profit was $56.1 million or 52% of Net Sales, compared to $53.9 million or 55%. The decrease in gross margin was primarily due to product mix, as well as inflationary pressure on wages.

•	Net Income/EPS: Net Income increased 3% to $33.6 million compared to $32.7 million. Net Income per share attributable to Class A common shareholders was $0.44 (Basic) and $0.32 (Diluted), compared to $0.31 (Basic) and $0.29 (Diluted) in the year-ago period.

•	Adjusted Net Income/Adjusted EPS: Adjusted Net Income (a non-GAAP measure) increased 10% to $25.2 million compared to $22.9 million in the year-ago period. Adjusted EPS (a non-GAAP measure), which includes both Class A and Class B shares, was $0.31 (Basic) and $0.27 (Diluted) compared to $0.29 (Basic) and $0.25 (Diluted) in the year-ago period (see reconciliation of non-GAAP measures shown in table below).

•	Adjusted EBITDA: Adjusted EBITDA (a non-GAAP measure) increased 8% to $40.0 million compared to $36.9 million, with the increase driven by net sales growth.

Liquidity and Capital Structure

Balance Sheet: At June 30, 2024, CompoSecure had $35.4 million of cash and cash equivalents and $330.9 million of total debt, which included $200.9 million of term loan and $130 million of exchangeable notes. This compares to cash and cash equivalents of $41.2 million and total debt of $340.3 million at December 31, 2023, and cash and cash equivalents of $22.6 million and total debt of $358.1 million at June 30, 2023. CompoSecure’s secured debt leverage ratio was 1.29x at June 30, 2024 compared to 1.39x at December 31, 2023 and 1.60x at June 30, 2023.

Shares Outstanding: At June 30, 2024, CompoSecure had 81.7 million shares outstanding which included 29.8 million Class A shares and 51.9 million Class B shares. This includes the effect of the May 2024 underwritten secondary offering of approximately 8.1 million shares of Class A common stock, which were converted from shares of Class B common stock (for more information on shares outstanding, both Basic and Diluted, please refer to CompoSecure’s SEC filings and the earnings presentation).

Operational Highlights

•	Expanded partnership with Fiserv to market and resell Arculus Authenticate capabilities to Fiserv’s customer base

•	Customer card programs launched include Wells Fargo Expedia Onekey Card, the Amex White Gold Card, Turkish Airlines, and Atlas, a leading fintech.

•	Arculus highlights:

◦	Remain on track for Arculus total net investment to be lower than 2023, with the expectation of turning positive for fiscal 2025

◦	Showcased Arculus innovation around Web3 payment capabilities using digital assets for everyday purchases at point of sale

•	CompoSecure recognition:

◦	Won three 2024 International Card Manufactures Awards Elan Award: Best Metal Cards, Best Environmentally-Friendly Cards, and Best Secure Payment Cards

◦	Jon Wilk, CEO, Visionary CEO Award from the Banking Tech Awards USA

◦	Steve Feder, General Counsel, NJBIZ Leaders in Law Awards

•	Released inaugural ESG Report

2024 Financial Outlook

The Company has narrowed its previously issued fiscal 2024 guidance and now expects Net Sales to range between $418-$428 million (previously $408-428 million) and Adjusted EBITDA to range between $150-$157 million (previously $147-$157 million).

Conference Call

CompoSecure will host a conference call and live audio webcast today at 5:00 p.m. Eastern Time to discuss its financial and operational results, followed by a question-and-answer period.

Date: Wednesday, August 7, 2024

Time: 5:00 p.m. Eastern Time

Dial-in registration link

Live webcast registration link

If you have any difficulty registering or connecting with the conference call, please contact Elevate IR at (720) 330-2829.

A live webcast and replay of the conference call will be available on the investor relations section of CompoSecure’s website at https://ir.composecure.com/news-events/events.

About CompoSecure

Founded in 2000, CompoSecure (Nasdaq: CMPO) is a technology partner to market leaders, fintech’s and consumers enabling trust for millions of people around the globe. The company combines elegance, simplicity and security to deliver exceptional experiences and peace of mind in the physical and digital world. CompoSecure’s innovative payment card technology and metal cards with Arculus security and authentication capabilities deliver unique, premium branded experiences, enable people to access and use their financial and digital assets, and ensure trust at the point of a transaction. For more information, please visit www.CompoSecure.com and www.GetArculus.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management. Although CompoSecure believes that its plans, intentions, and expectations reflected in or suggested by these forward-looking statements are reasonable, CompoSecure cannot assure you that it will achieve or realize these plans, intentions, or expectations. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions. Generally, statements that are not historical facts, including statements concerning CompoSecure’s possible or assumed future actions, business strategies, events, or results of operations, are forward-looking statements. In some instances, these statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or the negatives of these terms or variations of them or similar terminology. Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, among others, could affect CompoSecure’s future results and could cause those results or other outcomes to differ materially from those expressed or implied in CompoSecure’s forward-looking statements: the completion of the transactions contemplated by the proposed transactions with Resolute Partners; the ability of CompoSecure to grow and manage growth profitably; maintain relationships with customers; compete within its industry and retain its key employees; the possibility that CompoSecure may be adversely impacted by other global economic, business, competitive and/or other factors; the outcome of any legal proceedings that may be instituted against CompoSecure or others; future exchange and interest rates; and other risks and uncertainties, including those under “Risk Factors” in filings that have been made or will be made with the Securities and Exchange Commission. CompoSecure undertakes no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Use of Non-GAAP Financial Measures

This press release may include certain non-GAAP financial measures that are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and that may be different from non-GAAP financial measures used by other companies. CompoSecure believes EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, and Free Cash Flow are useful to investors in evaluating CompoSecure’s financial performance. CompoSecure uses these measures internally to establish forecasts, budgets and operational goals to manage and monitor its business, as well as evaluate its underlying historical performance and/or to measure incentive compensation, as we believe that these non-GAAP financial measures depict the true performance of the business by encompassing only relevant and controllable events, enabling CompoSecure to evaluate and plan more effectively for the future. Due to the forward-looking nature of the financial guidance included above, specific quantification of the charges excluded from the non-GAAP financial measures included in such financial guidance, including with respect to depreciation, amortization, interest, and taxes, that would be required to reconcile the non GAAP financial measures included in such financial guidance to GAAP measures are not available, so it is not feasible to provide accurate forecasted non-GAAP reconciliations without unreasonable effort. Consequently, no disclosure of estimated comparable GAAP measures is included, and no reconciliation of the forward-looking non-GAAP financial measures is included. In addition, CompoSecure’s debt agreements contain covenants that use a variation of these measures for purposes of determining debt covenant compliance. CompoSecure believes that investors should have access to the same set of tools that its management uses in analyzing operating results. EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, and Free Cash Flow should not be considered as measures of financial performance under U.S. GAAP, and the items excluded from EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, and Free Cash Flow are significant components in understanding and assessing CompoSecure’s financial performance. Accordingly, these key business metrics have limitations as an analytical tool. They should not be considered as an alternative to net income or any other performance measures derived in accordance with U.S. GAAP or as an alternative to cash flows from operating activities as a measure of CompoSecure’s liquidity and may be different from similarly titled non-GAAP measures used by other companies. Please refer to the tables below for the reconciliation of GAAP measures to these non-GAAP measures.

Corporate Contact

Anthony Piniella

Head of Global Communications, CompoSecure

(917) 208-7724

apiniella@composecure.com

Investor Relations Contact

Sean Mansouri, CFA

Elevate IR

(720) 330-2829

CMPO@elevate-ir.com

Consolidated Balance Sheet Data

(in thousands)

	June 30, 2024	December 31, 2023
	Unaudited
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$35,391	$41,216
Accounts receivable, net	39,648	40,488
Inventories	57,514	52,540
Prepaid expenses and other current assets	3,928	5,133
Total current assets	136,481	139,377

Property and equipment, net	23,739	25,212
Right of use assets, net	6,449	7,473
Deferred tax asset	41,082	23,697
Derivative asset - interest rate swap	5,182	5,258
Deposits and other assets	422	24
Total assets	$213,355	$201,041

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
Accounts payable	9,431	5,193
Accrued expenses	12,183	11,986
Commission payable	5,010	4,429
Bonus payable	5,473	5,616
Current portion of long-term debt	13,437	10,313
Current portion of lease liabilities	2,029	1,948
Current portion of tax receivable agreement liability	1,425	1,425
Total current liabilities	48,988	40,910

Long-term debt, net of deferred finance costs	186,244	198,331
Convertible notes	128,088	127,832
Derivative liability - convertible notes redemption make-whole provision	544	425
Warrant liability	10,087	8,294
Lease liabilities, operating	5,077	6,220
Tax receivable agreement liability	43,060	23,949
Earnout consideration liability	383	853
Total liabilities	422,471	406,814

Commitments and contingencies (Note 13)

Redeemable non-controlling interest	516,489	596,587

Preferred stock, $0.0001 par value; 10,000,000 shares authorized, no shares issued and outstanding	—	—
Class A common stock, $0.0001 par value; 250,000,000 shares authorized, 29,847,338 and 19,415,123 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively.	3	2
Class B common stock, $0.0001 par value; 75,000,000 shares authorized, 51,908,422 and 59,958,422 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively.	5	6
Additional paid-in capital	36,258	39,466
Accumulated other comprehensive income	4,848	4,991
Accumulated deficit	(766,719)	(846,825)
Total stockholders' deficit	(725,605)	(802,360)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$213,355	$201,041

Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Net sales	$108,567	$98,527	$212,577	$193,843
Operating expenses:
Cost of sales	52,495	44,590	101,292	86,552
Selling, general and administrative expenses	24,279	23,588	48,357	47,532
Total operating expenses	76,774	68,178	149,649	134,084

Income from operations	31,793	30,349	62,928	59,759

Total other income (expense), net	2,062	3,331	(12,836)	(16,605)
Income before income taxes	33,855	33,680	50,092	43,154
Income tax (expense) benefit	(258)	(970)	578	293
Net income	$33,597	$32,710	$50,670	$43,447

Net income attributable to redeemable non-controlling interests	$22,498	$26,973	$33,629	$35,347
Net income attributable to CompoSecure, Inc.	$11,099	$5,737	$17,041	$8,100

Net income per share attributable to Class A common stockholders - basic	$0.44	$0.31	$0.74	$0.45
Net income per share attributable to Class A common stockholders - diluted	$0.32	$0.29	$0.49	$0.41

Weighted average shares used to compute net income per share attributable to Class A common stockholders - basic (in thousands)	25,438	18,537	23,003	18,087
Weighted average shares used to compute net income per share attributable to Class A common stockholders - diluted (in thousands)	96,641	35,528	96,438	35,155

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six months ended June 30,
	2024	2023
Cash flows from operating activities:
Net income	$50,670	$43,447
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	4,601	4,171
Stock-based compensation expense	9,635	8,415
Amortization of deferred finance costs	669	700
Change in fair value of earnout consideration liability	(470)	(4,221)
Revaluation of warrant liability	1,793	7,968
Change in fair value of derivative liability	119	513
Deferred tax (benefit)	(2,922)	(1,770)
Changes in assets and liabilities
Accounts receivable	840	738
Inventories	(4,974)	(6,515)
Prepaid expenses and other assets	1,205	(272)
Accounts payable	4,238	(492)
Accrued expenses	197	612
Other liabilities	399	(313)
Net cash provided by operating activities	66,000	52,981

Cash flows from investing activities:
Purchase of property and equipment	(3,129)	(5,697)
Capitalized software expenditures	(398)	—
Net cash used in investing activities	(3,527)	(5,697)

Cash flows from financing activities:
Proceeds from employee stock purchase plan and exercises of equity awards	221	389
Payments for taxes related to net share settlement of equity awards	(8,482)	(2,483)
Payment of tax receivable agreement liability	—	(2,193)
Payment of term loan	(9,375)	(5,017)
Tax distributions to non-controlling members	(26,167)	(29,008)
Special distribution to non-controlling members	(15,573)	—
Dividend to Class A shareholders	(8,922)	—
Net cash used in financing activities	(68,298)	(38,312)

Net (decrease) increase in cash and cash equivalents	(5,825)	8,972

Cash and cash equivalents, beginning of period	41,216	13,642

Cash and cash equivalents, end of period	$35,391	$22,614

Supplementary disclosure of cash flow information:
Cash paid for interest expense	$12,890	$13,626
Supplemental disclosure of non-cash financing activities:
Derivative asset - interest rate swap	$(143)	$(373)

Non-GAAP Adjusted EBITDA Reconciliation

(in thousands)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023

	(in thousands)
Net income	$33,597	$32,710	$50,670	$43,447
Add:
Depreciation and amortization	2,380	2,131	4,601	4,171
Interest expense, net (1)	5,648	5,849	11,394	12,345
Income tax expense (benefit)	258	970	(578)	(293)
EBITDA	$41,883	$41,660	$66,087	$59,670
Stock-based compensation expense	5,238	4,393	9,635	8,415
Mark-to-market adjustments, net (2)	(7,710)	(9,180)	1,442	4,260
Secondary offering transaction costs	586	—	586	—
Adjusted EBITDA	$39,997	$36,873	$77,750	$72,345

(1)	Includes amortization of deferred financing cost for the three and six months ended June 30, 2024 and 2023, respectively.
(2)	Includes the changes in fair value of warrant liability, derivative liabilities and earnout consideration liability for the three and six months ended June 30, 2024 and 2023, respectively.

Non-GAAP Adjusted EPS Reconciliation

(in thousands)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023

	(in thousands) except per share amounts
Basic and Diluted:
Net Income	$33,597	$32,710	$50,670	$43,447
Add (less): provision (benefit) for income taxes	258	970	(578)	(293)
Income before income taxes	33,855	33,680	50,092	43,154
Income tax expense (1)	(6,982)	(6,190)	(13,387)	(11,771)
Adjusted net income before adjustments	26,873	27,490	36,705	31,383
(Less) add: mark-to-market adjustments (2)	(7,532)	(8,985)	1,323	3,747
Add: Secondary offering transaction costs	$586	—	586	—
Add: stock-based compensation	5,238	4,393	9,635	8,415
Adjusted net income	$25,165	$22,898	$48,249	$43,545
Common shares outstanding used in computing net income per share, basic:
Class A and Class B common shares (3)	81,151	78,496	80,838	78,046
Common shares outstanding used in computing net income per share, diluted:
Warrants (Public and Private) (4)	8,094	8,094	8,094	8,094
Equity awards	2,490	3,991	2,600	4,068
Total Shares outstanding used in computing net income per share - diluted	91,735	90,581	91,532	90,208

Adjusted net income per share -basic	$0.31	$0.29	$0.60	$0.56
Adjusted net income per share -diluted	$0.27	$0.25	$0.53	$0.48

1) Calculated using the Company's blended tax rate.

2) Includes the changes in fair value of warrant liability and earnout consideration liability.

3) Assumes both Class A shares and Class B shares participate in earnings and are outstanding at the end of the period.

4) Assumes treasury stock method, valuation at assumed fair market value of $18.00.

5) The Company did not include the effect of Exchangeable Notes in its total shares outstanding used in diluted adjusted net income per share.